Exhibit 3.1
CERTIFICATE OF FORMATION
OF
3650 REIT COMMERCIAL MORTGAGE SECURITIES LLC
This Certificate of Formation of 3650 REIT Commercial Mortgage Securities LLC (the “LLC”), dated December 10, 2019, is being duly executed and filed by Greg Prindle, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.
FIRST.  The name of the limited liability company formed hereby is 3650 REIT Commercial Mortgage Securities LLC.
SECOND.  The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.
THIRD.  The name and address of the registered agent for service of process of the LLC in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Greg Prindle
Name:	Greg Prindle
Authorized Person